UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

Ozop Energy Solutions, Inc.
(Name of Registrant as Specified in Charter)

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Ozop Energy Solutions, Inc.

55 Ronald Reagan Blvd.

Warwick, NY 10990

(877) 785-6967

June 3, 2025

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Shareholder:

This notice and the accompanying Information Statement are being distributed to the holders of record (the “Shareholders”) of the voting capital stock of Ozop Energy Solutions, Inc., a Nevada corporation (the “Company”), as of the close of business on June 3, 2025 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the notice requirements of the Nevada Revised Statutes (“NRS”). The purpose of this notice and the accompanying Information Statement is to notify the Shareholders of actions approved by our Board of Directors (the “Board”) on May 21, 2025, and taken by written consent in lieu of a meeting by the holders of a majority of the voting power of our outstanding capital stock as of May 21, 2025 (the “Written Consent”).

The Written Consent approved the following actions:

●	The approval of an amendment to our Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of capital stock of the Company from sixteen billion (16,000,000,000) shares to twenty-six billion (26,000,000,000) shares, which shall be comprised of twenty-five billion nine hundred ninety million (25,990,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock of the Company (the “Authorized Increase”).

●	The approval to effect a reverse stock split of our outstanding shares of common stock up to a ratio of 1- for-5,000 (the “Reverse Stock Split”). The timing and ratio of the Reverse Stock Split will be determined by the Board.

The Written Consent is the only shareholder approval required to effect the Authorized Increase and Reverse Stock Split under the NRS, our Articles of Incorporation, as amended, or our Bylaws. No consent or proxies are being requested from our shareholders, and our Board is not soliciting your consent or proxy in connection with the Authorized Increase and Reverse Stock Split. The Authorized Increase and Reverse Stock Split, as approved by the Written Consent, will not become effective until 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the Shareholders. We expect to mail the accompanying Information Statement to the Shareholders on or about June 3, 2025.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Schedule 14C: We will furnish a copy of this Notice and Information Statement, without charge, to any shareholder upon written request to the address set forth above, Attention: Corporate Secretary.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

/s/ Brian Conway, CEO and Director

Ozop Energy Solutions, Inc.

55 Ronald Reagan Blvd.

Warwick, NY 10990

(877) 785-6967

INFORMATION

STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY.

INTRODUCTION

This Information Statement advises the shareholders of Ozop Energy Solutions, Inc. (the “Company,” “we,” “our” or “us”) of the approval of the following corporate actions:

●	The approval of an amendment to our Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of capital stock of the Company from sixteen billion (16,000,000,000) shares to twenty-six billion (26,000,000,000) shares, which shall be comprised of twenty-five billion nine hundred ninety million (25,990,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock of the Company (the “Authorized Increase”).

●	The approval to effect a reverse stock split of our outstanding shares of common stock up to a ratio of 1- for-5,000 (the “Reverse Stock Split”). The timing and ratio of the Reverse Stock Split will be determined by the Board.

On May 21, 2025, our Board of Directors (the “Board”) approved the Authorized Increase and submitted the same to certain holders of our Series C Preferred Stock. On the same date, the holder of a majority of the voting power of the outstanding capital stock of the Company (the “Majority Stockholder”) executed and delivered to us a written consent in lieu of a meeting (the “Written Consent”) approving the Authorized Increase.

Section 78.320 of the NRS provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. Section 78.320 of the NRS, however, requires that in the event an action is approved by written consent, a company must provide notice of the taking of any corporate action without a meeting to all shareholders who were entitled to vote upon the action but who have not consented to the action. Under Nevada law, shareholders are not entitled to dissenters’ rights with respect to the Authorized Increase (the “Stockholders”).

In accordance with the foregoing, we intend to mail a notice of Written Consent and this Information Statement on or about June 3, 2025. This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the Majority Stockholder, who holds a majority of the voting capital stock of the Company.

Authorized Common Stock Increase

As of May 20, 2025, there were issued and outstanding 8,450,659,422 shares of common stock of the Company (the “Common Stock”) (with the holder of each share having one vote) and 2,500 shares of Series C Preferred Stock (which as a class has the right to vote on all shareholder matters equal to sixty seven percent (67%) of the total votes). Pursuant to Section 78.320 of the NRS, at least a majority of the voting equity of the Company is required to approve the Authorized Increase by written consent. The Majority Stockholder, who holds all 2,500 shares of Series C Preferred Stock (approximately 67% of the total voting equity of the Company), has voted in favor of the Authorized Increase, thereby satisfying the requirement under Section 78.320 of the NRS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Majority Stockholder, the total number of shares that the Majority Stockholder voted in favor of the Authorized Increase and Reverse Stock Split, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Stockholder	Number of Common Shares Held	Number of Series C Preferred Shares Held	Percentage of the Voting Equity that Voted in Favor of the Actions
Brian Conway	0	2,500	67%
Total	0	2,500	67	%(1)

(1)	Based on 8,450,659,422 shares of Common Stock and 2,500 shares of voting Series C Preferred Stock issued and outstanding as of May 20, 2025.

ACTIONS TO BE TAKEN

The Authorized Increase will become effective on the date we file a Certificate of Amendment to the Company’s Articles of Incorporation, as amended, (the “Amendment”), with the State of Nevada. We intend to file the Amendment with the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Shareholders. The Reverse Stock Split shall become effective on the date that the Financial Industry Regulatory Authority (“FINRA”) processes the Reserve Stock Split in the markets. We intend to file for the Reverse Stock Split and have it become effective as soon as possible after the twentieth (20th) day following the date on which this Information Statement is mailed to the Shareholders.

INCREASE AUTHORIZED SHARES OF COMMON STOCK

The number of authorized shares of capital stock of the Company will be increased from sixteen billion (16,000,000,000) shares to twenty-six billion (26,000,000,000) shares, which shall be comprised of twenty-five billion nine hundred ninety million (26,990,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock of the Company. The Board of Directors believes the Authorized Increase is necessary and advisable in order to maintain our financing and capital raising ability.

The purpose of the Authorized Increase is to increase the number of shares of our Common Stock available for issuance to investors who agree to provide the Company with the funding it requires to continue its operations, and/or to persons in connection with potential acquisition transactions, warrant or option exercises and other transactions under which our Board of Directors may determine is in the best interest of the Company and our Shareholders to issue shares of Common Stock.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing Shareholders but may have a dilutive effect our existing Shareholders if additional shares are issued.

We are not increasing our authorized Common Stock to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares of Common Stock to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent Shareholders, we have no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

REVERSE STOCK SPLIT

Our Board of Directors and the holders of a majority of the voting power of our stockholders have approved the Company to effect the Reverse Stock Split. The Reverse Stock Split would combine each 5,000 outstanding shares of our common stock, par value $.001 per share, into one share of common stock, par value $.001 per share, thus reducing the number of outstanding shares. The Reverse Stock Split shall become effective on the date that FINRA processes the Reserve Stock Split in the markets. We intend to file for the Reverse Stock Split and have it become effective as soon as possible after the twentieth (20th) day following the date on which this Information Statement is mailed to the Shareholders.

Reasons for the Reverse Split

The Board believes it is in the best interests of the Company and its stockholders to effect the Reverse Stock Split in order to (i) reduce the number of our issued and outstanding shares of common stock thereby increasing the number of shares of common stock available for issuance and (ii) increase the trading price of the common stock.

By effecting the Reverse Stock Split, we will have a substantial number of shares of common stock available for issuance. This will allow us to resume our financing activities when needed and give us greater flexibility in considering and planning for future corporate needs. However, we do not currently have any definitive plans, arrangements, understandings or agreements regarding the issuance of the additional shares of common stock.

As of May 20. 2025, the closing price of our common stock was $0.0002. The Board also believes that the current price of our common stock has negatively impacted the Company’s ability to raise financing, and that an increase in the share price of the common stock as a result of the Reverse Stock Split will make an investment in the Company’s common stock or securities convertible into common stock more attractive to potential investors.

Potential Disadvantages of a Reverse Stock Split

Reduced Market Capitalization. While we expect that the reduction in the outstanding shares of common stock will increase the market price of the common stock, we cannot assure you that the Reverse Stock Split will increase the market price of our common stock by a multiple corresponding to the reverse split ratio, or result in any permanent increase in the market price, which can be dependent upon many factors, including our financing activities, business, financial performance and prospects. Should the market price decline after the Reverse Stock Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Stock Split. In some cases, the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the Reverse Stock Split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the Reverse Stock Split is effected, or that the Reverse Stock Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Stock Split. A Reverse Stock Split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the Reverse Stock Split, then our overall market capitalization will be reduced.

Increased Transaction Costs. The number of shares held by each individual shareholder will be reduced if the Reverse Stock Split is implemented. This will increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing shareholders i the event they wish to sell all or a portion of their position.

Liquidity. Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Fractional Shares

No fractional shares of common stock would be issued as a result of a proposed Reverse Stock Split. Instead, shareholders who otherwise would be entitled to a fraction of a share of common stock will, in lieu of such fractional share, receive one whole share of common stock.

Effect of Reverse Stock Split on Available Shares for Issuance

As a result of the Reverse Stock Split, we will have a significant number of shares of common stock available for future issuance. The following table summarizes the principal effects of the Reverse Stock Split, after giving effect to the reduction of our common stock outstanding:

Shares of Common Stock	Pre-Actions	Post-Actions
Issued and outstanding	8,450,659,422	1,690,132

Implementation and Effect of the Reverse Stock Split

We expect that following the Reverse Stock Split we would have the same number of stockholders and, except for the rounding of fractional shares as described above, the completion of the Reverse Stock Split would not affect any shareholder’s proportionate equity interest in the Company. By way of example, a shareholder who owns a number of shares that prior to the Reverse Stock Split representing one-half of a percent of the outstanding shares of common stock would continue to own one-half of a percent of the outstanding shares of common stock after the Reverse Stock Split.

Exchange of Stock Certificates. Following the effective time of the Reverse Stock Split, holders of stock certificates representing our common stock may, but will not be required to, contact our stock transfer agent, TranShare Corporation, regarding the procedure for surrendering certificates representing pre-split shares in exchange for certificates representing post-split shares. Holders of certificates will not receive a new stock certificate representing post-split shares until the outstanding certificate(s) representing such holder’s pre-split shares have been surrendered to our transfer agent. We will not issue scrip or fractional shares, or certificates for fractional shares, in connection with the Reverse Stock Split. Should you be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the relevant reverse split number selected by our Board of Directors, you will receive one whole share of common stock instead of such fractional share. PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE.

Effect of Failure to Exchange Stock Certificates. Upon the effectiveness of the Reverse Stock Split, each certificate representing shares of our common stock outstanding prior to the that time will, unless and until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of our common stock into which the shares of our common stock evidenced by such certificate have been converted by the Reverse Stock Split.

No Appraisals Rights

Under the Nevada law, you will not be entitled to appraisal rights upon our implementation of the Reverse Stock Split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the jurisdiction in which such shareholder resides. We urge shareholders to consult their own tax advisors to determine the particular consequences to them.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

We will not recognize any gain or loss as a result of the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of May 20, 2025 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock. Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own. As of May 20, 2025, we had 8,450,659,422 shares of common stock issued and outstanding.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of May 20, 2025 through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the stockholders listed below is: c/o Ozop Energy Solutions, Inc.

Title of Class	Name and Address	Number of Shares Beneficially Owned (1)	Percent of Class (2)
Common Stock	Brian Conway (3) 55 Ronald Reagan Blvd. Warwick, NY 10990	0	0%
	All Officers and Directors as a group	0	0%

(1)	The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2)	Based on 8,450,659,422 shares of common stock issued and outstanding as of May 20, 2025.
(3)	Brian Conway is the Company’s President CEO, CFO, Secretary, Treasurer, and Director.

REGULATORY REQUIREMENTS

To our knowledge, the only required regulatory or governmental approval or filings necessary in connection with the Authorized Increase would be the filing of the Amendment to the Articles of Incorporation, with the Secretary of State of the State of Nevada.

EFFECTS ON INDIVIDUAL SHAREHOLDERS

If we implement the Authorized Increase, we do not anticipate any immediate effect on individual shareholders but may have a dilutive effect our existing Shareholders if additional shares are issued.

RIGHTS OF SHAREHOLDERS

If we implement the Authorized Increase, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the Authorized Increase. Each share of our Common Stock issued following the Authorized Increase would be fully paid and non-assessable.

Registration under the Securities Exchange Act of 1934

Our Common Stock is currently registered under the Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Authorized Increase would not affect the registration of our Common Stock under the Exchange Act.

Interest of Certain Persons In Matters to be Acted Upon

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein, which is not shared by all other stockholders pro-rata, and in accordance with their respective interests. Our majority shareholder is also our chief executive officer and director and has the ability to determine all matters submitted to the vote of our shareholders including the election of directors.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2024;
(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

You may request a copy of these filings, at no cost, by writing Ozop Energy Solutions, Inc., 55 Ronald Reagan Blvd., Warwick, NY 10990, or telephoning the Company at (877) 785-6967. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 55 Ronald Reagan Blvd., Warwick, NY 10990, or telephoning the Company at (877) 785-6967.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Authorized Increase pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Brian Conway

Dated: June 3, 2025